CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Leveraged Index Return Notes® linked to the Common Stock of Eastman Chemical Company, due May 28, 2013	503,595	$10.00	$5,035,950	$584.67

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The LIRNs are being offered by Bank of America Corporation (“BAC”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-8 of product supplement STOCK LIRN-1. LIRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$5,035,950
Underwriting discount (1)	$0.20	$100,719
Proceeds, before expenses, to Bank of America Corporation	$9.80	$4,935,231

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

Merrill Lynch & Co.
May 20, 2011

503,595 Units

Capped Leveraged Index Return Notes®

Linked to the Common Stock of

Eastman Chemical Company, due May 28, 2013

$10 principal amount per unit

Term Sheet No. 626

Pricing Date

Settlement Date

Maturity Date

CUSIP No.

May 20, 2011

May 27, 2011

May 28, 2013

06050R668

Capped Leveraged Index Return Notes®

¡ 200% leveraged upside exposure to increases in the price of the common stock of Eastman Chemical Company (the “Underlying Stock”), subject to a cap of 30.62%

¡ 1-to-1 downside exposure to decreases in the price of the Underlying Stock in excess of the Threshold Value, with up to 90% of the principal amount at risk

¡ A maturity of approximately two years

¡ Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Return

Summary

The Capped Leveraged Index Return Notes® Linked to the Common Stock of Eastman Chemical Company due May 28, 2013 (the “LIRNs”) are our senior unsecured debt securities. The LIRNs are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BAC. The LIRNs provide a leveraged return for investors, subject to a cap, if the price of the common stock of Eastman Chemical Company (the “Underlying Stock”) increases moderately from the Starting Value, determined on the pricing date, as described below, to the Ending Value, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the LIRNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately two years
Underlying Stock:	Common stock of Eastman Chemical Company (the “Underlying Company”) (NYSE symbol: “EMN”)
Starting Value:	103.51 (the Volume Weighted Average Price on the pricing date).
Volume Weighted Average Price:

The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:

The average of the Closing Market Price of the Underlying Stock multiplied by the Price Multiplier on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a trading day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-20 of product supplement STOCK LIRN-1.

Threshold Value:	93.16 (90% of the Starting Value, rounded to two decimal places).
Capped Value:	$13.062 per unit of the LIRNs, which represents a return of 30.62% over the Original Offering Price.
Participation Rate:	200%
Downside Leverage Factor:	100%
Maturity Valuation Period:	May 16, 2013, May 17, 2013, May 20, 2013, May 21, 2013, and May 22, 2013
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-18 of product supplement STOCK LIRN-1.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the LIRNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Capped Leveraged Index Return Notes®	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the LIRNs at maturity, based upon the Participation Rate of 200%, the Threshold Value of 93.16 (90% of the Starting Value), and the Capped Value of $13.062 (a 30.62% return). The green line reflects the hypothetical returns on the LIRNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the Underlying Stock, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of hypothetical Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Participation Rate of 200%, the Downside Leverage Factor of 100%, the Starting Value of 103.51, the Threshold Value of 93.16, and the Capped Value of $13.062 per unit.

Example 1 — The hypothetical Ending Value is 70% of the Starting Value and is less than the Threshold Value:

Starting Value:	103.51
Hypothetical Ending Value:	72.46
Threshold Value:	93.16

$10 –	[	$10 ×	(93.16 – 72.46)	× 100%	]	= $8.000
103.51

Hypothetical Redemption Amount (per unit) = $8.000

Example 2 — The hypothetical Ending Value is 95% of the Starting Value and is greater than the Threshold Value:

Starting Value:	103.51
Hypothetical Ending Value:	98.33
Threshold Value:	93.16

Hypothetical Redemption Amount (per unit) = $10.000

If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price.

Example 3 — The hypothetical Ending Value is 104% of the Starting Value:

Starting Value:	103.51
Hypothetical Ending Value:	107.65

$10 +	[	$10 × 200% ×	(107.65 – 103.51)	]	= $10.800
103.51

Hypothetical Redemption Amount (per unit) = $10.800

Example 4 — The hypothetical Ending Value is 150% of the Starting Value:

Starting Value:	103.51
Hypothetical Ending Value:	155.27

$10 +	[	$10 × 200% ×	(155.27 – 103.51)	]	= $20.000
103.51

Hypothetical Redemption Amount (per unit) = $13.062 (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leveraged Index Return Notes®	TS-3

The following table illustrates, for the Starting Value of 103.51, the Threshold Value of 93.16 (90% of the Starting Value, rounded to two decimal places), and a range of hypothetical Ending Values:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;

▪	the hypothetical Redemption Amount per unit of the LIRNs (rounded to three decimal places); and

▪	the hypothetical total rate of return to holders of the LIRNs.

The table below is based on the Participation Rate of 200%, the Downside Leverage Factor of 100%, and the Capped Value of $13.062 (per unit).

Hypothetical Ending Value (1)		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Hypothetical Total Rate of Return on the LIRNs
$51.76		-50.00%	$6.000		-40.00%
$62.11		-40.00%	$7.000		-30.00%
$72.46		-30.00%	$8.000		-20.00%
$82.81		-20.00%	$9.000		-10.00%
$93.16	(2)	-10.00%	$10.000		0.00%
$99.37		-4.00%	$10.000		0.00%
$101.44		-2.00%	$10.000		0.00%
$103.51	(3)	0.00%	$10.000		0.00%
$105.58		2.00%	$10.400		4.00%
$107.65		4.00%	$10.800		8.00%
$113.86		10.00%	$12.000		20.00%
$124.21		20.00%	$13.062	(4)	30.62%
$134.56		30.00%	$13.062		30.62%
$144.91		40.00%	$13.062		30.62%
$155.27		50.00%	$13.062		30.62%

(1)

The dividend yield for the Underlying Stock is 1.82% per annum as reported by Bloomberg L.P. You will not have the rights of a holder of the Underlying Stock and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company. Accordingly, the Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would be entitled to receive if you invested in the Underlying Stock directly.

(2)	This is the Threshold Value.

(3)	This is the Starting Value.

(4)	The hypothetical Redemption Amount per unit of the LIRNs cannot exceed the Capped Value of $13.062.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and the term of your investment.

Capped Leveraged Index Return Notes®	TS-4

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK LIRN-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the LIRNs while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the LIRNs.

▪	A trading market is not expected to develop for the LIRNs. MLPF&S is not obligated to make a market for, or to repurchase, the LIRNs.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations with respect to the LIRNs, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪	The Price Multiplier will not be adjusted for all corporate events that could affect the Underlying Stock.

▪

While we or our affiliates may from time to time own securities of the Underlying Company, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the LIRNs.

▪	Purchases and sales by us and our affiliates of shares of the Underlying Stock may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the LIRNs and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement STOCK LIRN-1.

Investor Considerations

You may wish to consider an investment in the LIRNs if:

▪	You anticipate that the price of the Underlying Stock will increase moderately from the Starting Value to the Ending Value.

▪

You accept that your investment will result in a loss, which could be significant, if the price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs.

The LIRNs may not be an appropriate investment for you if:

▪

You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value or that the price of the Underlying Stock will not increase sufficiently over the term of the LIRNs to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the percentage represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs.

Capped Leveraged Index Return Notes®	TS-5

Other Provisions

We will deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the LIRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution; Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the LIRNs. Accordingly, offerings of the LIRNs will conform to the requirements of FINRA Rule 5121. Under our distribution agreement with MLPF&S, MLPF&S will purchase the LIRNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Capped Leveraged Index Return Notes®	TS-6

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company is an international chemical company which produces chemicals, fibers, and plastics. The Underlying Company’s operations include coatings, adhesives, specialty polymers, and Inks, fibers, performance chemicals and intermediates, performance polymers, and specialty plastics.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s website by reference to SEC CIK number 915389. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the LIRNs. This term sheet relates only to the LIRNs and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the LIRNs. Neither we nor any of our affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the LIRNs.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “EMN.”

Historical Data

The following table sets forth the high and low closing price per share of the Underlying Stock from the first quarter of 2006 through the pricing date. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value.

		High ($)	Low ($)
2006	First Quarter	53.27	47.70
	Second Quarter	57.99	50.19
	Third Quarter	54.46	49.19
	Fourth Quarter	61.23	54.20

2007	First Quarter	64.66	57.90
	Second Quarter	69.42	63.31
	Third Quarter	71.23	63.49
	Fourth Quarter	68.65	59.05

2008	First Quarter	67.47	58.02
	Second Quarter	77.52	64.31
	Third Quarter	68.80	53.27
	Fourth Quarter	54.66	26.83

2009	First Quarter	33.68	18.00
	Second Quarter	45.03	28.35
	Third Quarter	55.15	35.21
	Fourth Quarter	61.39	50.21

2010	First Quarter	64.35	56.53
	Second Quarter	71.12	53.36
	Third Quarter	74.00	51.63
	Fourth Quarter	84.08	74.08

2011	First Quarter	99.32	85.35
	Second Quarter (through the pricing date)	108.15	96.25

Capped Leveraged Index Return Notes®	TS-7

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the LIRNs, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the LIRNs for all tax purposes as a single financial contract with respect to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Underlying Stock.

•

Under this characterization and tax treatment of the LIRNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the LIRNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the LIRNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement STOCK LIRN-1, which you should carefully review prior to investing in the LIRNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, we intend to treat the LIRNs for all tax purposes as a single financial contract with respect to the Underlying Stock that requires the investor to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Underlying Stock. Under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs as described in the preceding sentence. This discussion assumes that the LIRNs constitute a single financial contract with respect to the Underlying Stock for U.S. federal income tax purposes. If the LIRNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

This characterization of the LIRNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STOCK LIRN-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the LIRNs are properly characterized and treated as single financial contracts with respect to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder (as defined on page S-33 of product supplement STOCK LIRN-1) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the LIRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the LIRNs. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the LIRNs. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the LIRNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-32 of product supplement STOCK LIRN-1.

Capped Leveraged Index Return Notes®	TS-8

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the LIRNs offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such LIRNs will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Capped Leveraged Index Return Notes®	TS-9

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STOCK LIRN-1 dated May 3, 2011:

http://www.sec.gov/Archives/edgar/data/70858/000119312511123502/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-10